EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Third Quarter 2020 Financial Results

Conference Call on Thursday, November 5, 2020 at 4pm ET

RESTON, Va., November 4, 2020 (GLOBE NEWSWIRE) -- Lightbridge Corporation (NASDAQ: LTBR), an advanced nuclear fuel technology company, today announced financial results for the third quarter ended September 30, 2020, as well as the Company's corporate progress and other meaningful developments.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “I’m pleased with the progress that Lightbridge has made in the third quarter, particularly in our performance under our CRADA agreement with Idaho National Laboratory (INL), in collaboration with the U.S. Department of Energy (DOE). Our team has worked diligently with INL to navigate this initial process, and we are optimistic about the prospects for the success of this program. We expect that this GAIN voucher that provides over $600,000 from DOE is the first of a series of U.S. government funding opportunities. DOE notes that funding awards over $500,000, are made ‘in cases with a clear need and involving a truly exceptional technology or innovation.’

“In addition, Lightbridge continues to be well positioned financially. Our strong cash position of $17.4 million as of September 30, 2020 and no debt, provides us the financial resources to fund our ongoing fuel development efforts throughout 2021, while pursuing additional opportunities towards commercializing Lightbridge Fuel™.

“This is an exciting time for Lightbridge, as well as for the U.S. nuclear power industry. We are seeing increasing bipartisan governmental support for advanced nuclear technologies. The U.S. government is taking concrete steps to assure that nuclear innovations being developed by American companies compete and win in the global market, particularly in competition with Chinese and Russian state-owned enterprises. We are working towards being one of the companies that will help implement these long-term strategic goals.”

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Financial Highlights

The Company maintains a strong working capital position of $15.8 million at September 30, 2020 and has no debt.

Cash Flows Summary

•	Total cash used for the nine months ended September 30, 2020 was $0.6 million compared to $4.1 million for the nine months ended September 30, 2019. This decrease consisted of the following:

•	Cash used in operating activities increased approximately $1.5 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily due to an increase in general and administrative expenses (see operations summary below) offset by a decrease in our research and development expenses, as Lightbridge is no longer conducting its research and development activities through Enfission.

•	Cash used in investing activities decreased by approximately $3.6 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily due to the inactive status of the Enfission joint venture resulting in no capital contributions being made to Enfission in 2020.

•	Cash provided by financing activities increased by approximately $1.4 million for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, primarily due to the increase in the net proceeds from issuance of common stock in 2020, which was $5.2 million for the nine months ended September 30, 2020 as compared to $3.8 million net proceeds for the nine months ended September 30, 2019.

Balance Sheet Summary

•	Cash and cash equivalents were $17.4 million at September 30, 2020, as compared to $18 million at December 31, 2019, a decrease of $0.6 million in cash and cash equivalents for the nine months ended September 30, 2020.

•	Total assets were $19.4 million and total liabilities were $1.8 million at September 30, 2020. Working capital was $15.8 million at September 30, 2020 versus $18.1 million at December 31, 2019. This decrease of $2.3 million in working capital was due primarily to the factors stated above in the cash flows summary.

•	Stockholders’ equity was $17.6 million at September 30, 2020 versus $19.9 million at December 31, 2019. This decrease of $2.3 million was primarily due to the net loss reported for the nine months ended September 30, 2020 of $7.5 million, offset by the increase in capital related to the sale of common stock of approximately $5.2 million.

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Operations Summary

•	General and administrative expenses increased by approximately $1.4 million for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. There was an increase in professional fees of approximately $1.3 million primarily due to legal fees relating to the Framatome arbitration and a net increase in employee compensation and employee benefits of approximately $0.1 million.

•	Research and development expenses decreased by approximately $0.5 million for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019, due to the transitioning from work relating to Enfission to developing a new fuel development strategy with U.S. Department of Energy national laboratories. There was a decrease in allocated employee compensation and employee benefits of approximately $0.4 million and a decrease in consulting fees of $0.1 million.

•	There was a decrease in other operating income (loss) of approximately $0.3 million, due a decrease in the equity in loss recorded from the Enfission joint venture of $0.6 million, which consisted primarily of research and development expenses, offset by no consulting services performed by Lightbridge on behalf of Enfission for the three months ended September 30, 2020, as compared to$0.3 million for the three months ended September 30, 2019.

•	There was a decrease in other income of approximately $0.1 million due to a decrease in interest income generated from the interest earned from the purchase of treasury bills and from our bank savings account for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019.

•	Net loss for the three months ended September 30, 2020 was $3.1 million compared to $2.4 million for the three months ended September 30, 2019. This increase of $0.7 million was primarily due to the factors stated above in this operations summary.

THIRD QUARTER CONFERENCE CALL & WEBCAST

Lightbridge will host a conference call on Thursday, November 5th at 4:00 p.m. Eastern Time to discuss the Company's financial results for the third quarter ended September 30, 2020, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 833-519-1295 for U.S. callers, or +1-914-800-3866 for international callers. Please reference Conference ID: 8391229. The call will be available on the Company’s website via webcast at https://edge.media-server.com/mmc/p/6678p764. The conference call will be led by Seth Grae, President and Chief Executive Officer, and other Lightbridge executives will also be available to answer questions.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately two hours following the call and can be accessed by dialing 855-859-2056 from the U.S. or +1-404-537-3406 for international callers. Please reference Conference ID: 8391229.

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company based in Reston, Virginia, United States. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for current and future reactors, which significantly enhances the economics, safety, and proliferation resistance of nuclear power. Lightbridge invented, patented, and has independently validated its technology, with goals of preventing climate change and enhancing national security. The Company has assembled a world-class development team. Four large electric utilities that generate about half of America’s nuclear power advise Lightbridge on fuel development and deployment. The Company plans to operate under a licensing and royalty model and based on the increased power generated by Lightbridge-designed fuel, expects to offer high ROI for operators of existing and new reactors. For more information please visit: www.ltbridge.com.

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Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; the outcome of the arbitration with the Company’s former joint venture partner and dissolution of the Enfission joint venture; as well as other factors described in Lightbridge's filings with the U.S. Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710
ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$17,410,899	$17,958,989
Other receivable from joint venture	—	400,000
Prepaid expenses and other current assets	164,652	47,371
Total Current Assets	17,575,551	18,406,360
Other Assets
Patent costs	1,825,326	1,798,484
Total Assets	$19,400,877	$20,204,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,815,791	$350,299
Total Current Liabilities	1,815,791	350,299

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 712,126 and 757,770 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively (liquidation preference $2,612,802 and $2,636,764 at September 30, 2020 and December 31, 2019, respectively)	712	757
Convertible Series B preferred shares, 2,666,667 issued and outstanding at September 30, 2020 and December 31, 2019, (liquidation preference $4,813,284 and $4,569,180 at September 30, 2020 and December 31, 2019, respectively)	2,667	2,667
Common stock, $0.001 par value, 8,333,333 authorized, 4,416,961 and 3,252,371 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	4,417	3,252
Additional paid-in capital	139,121,290	133,932,615
Accumulated deficit	(121,544,000)	(114,084,746)
Total Stockholders’ Equity	17,585,086	19,854,545
Total Liabilities and Stockholders’ Equity	$19,400,877	$20,204,844

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	2,835,471	1,463,568	6,800,892	4,051,484
Research and development	261,898	751,473	767,498	2,218,826
Total Operating Expenses	3,097,369	2,215,041	7,568,390	6,270,310

Other Operating Income and (Loss)
Grant income	29,662	—	29,662	—
Other income from joint venture	—	247,568	—	908,224
Equity in loss from joint venture	—	(555,113)	—	(3,812,463)
Total Other Operating Income and (Loss)	29,662	(307,545)	29,662	(2,904,239)

Operating Loss	(3,067,707)	(2,522,586)	(7,538,728)	(9,174,549)

Other Income
Interest income	4,645	81,172	79,474	315,691
Total Other Income	4,645	81,172	79,474	315,691

Loss before income taxes	(3,063,062)	(2,441,414)	(7,459,254)	(8,858,858)
Income taxes	—	—	—	—
Net Loss	$(3,063,062)	$(2,441,414)	$(7,459,254)	$(8,858,858)

Accumulated preferred stock dividend	(128,937)	(123,455)	(383,086)	(365,973)
Deemed additional dividend on preferred stock dividend due the beneficial conversion feature	(55,940)	(53,047)	(165,551)	(156,232)
Net loss attributable to common stockholders	$(3,247,939)	$(2,617,916)	$(8,007,891)	$(9,381,063)

Net Loss Per Common Share
Basic and Diluted	$(0.80)	$(0.81)	$(2.22)	$(3.07)
Weighted Average Number of Common Shares Outstanding	4,053,644	3,222,226	3,613,349	3,058,797

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2020	2019
Operating Activities
Net Loss	$(7,459,254)	$(8,858,858)
Adjustments to reconcile net loss from operations to net cash used in operating activities
Common stock issued for services and stock-based compensation	25,110	591,663
Patent write-off	111,850	—
Equity in loss from joint venture	—	3,812,463
Changes in operating working capital items:
Other receivable from joint venture	400,000	(540,155)
Prepaid expenses and other current assets	(117,281)	(60,288)
Accounts payable and accrued liabilities	1,465,492	937,836
Net Cash Used in Operating Activities	(5,574,083)	(4,117,339)

Investing Activities
Investment in joint venture	—	(3,540,000)
Patent costs	(138,692)	(148,432)
Net Cash Used in Investing Activities	(138,692)	(3,688,432)

Financing Activities
Net proceeds from issuances of common stock and exercise of stock options	5,164,685	3,750,454
Net Cash Provided by Financing Activities	5,164,685	3,750,454

Net Decrease in Cash and Cash Equivalents	(548,090)	(4,055,317)

Cash and Cash Equivalents, Beginning of Period	17,958,989	24,637,295

Cash and Cash Equivalents, End of Period	$17,410,899	$20,581,978

Supplemental Disclosure of Cash Flow Information
Cash paid during the period
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities
Accumulated preferred stock dividend	$548,637	$522,205
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$38,071	$91,635
Common stock issued for services	$17,000	$—

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